Exhibit 99.1

Tenon Medical Reports Second Quarter 2026 Financial Results

~ Second Quarter 2026 Revenue of $1.3 Million, a 127% Increase Compared to Prior Year ~

~ Second Quarter Gross Profit of $0.8 Million, a 232% Increase Compared to Prior Year; Gross Margin of 64% ~

~ Received FDA 510(k) Clearance for Updated Catamaran® SI Joint Fusion System ~

~ Physician and Distributor Training Events Increased 98% in 1H 2026 Compared to 2H 2025, Supporting Record Monthly Case Volume in July 2026 ~

~ Closed $4.2 Million Public Offering Subsequent to Quarter End ~

Los Gatos, CA – August 13, 2026 – Tenon Medical, Inc. (NASDAQ: TNON) (“Tenon Medical” or the “Company”), a medical device company dedicated to transforming care for patients with certain sacro-pelvic disorders, today reported financial results for the second quarter ended June 30, 2026.

Financial Results and Business Updates

●	Second Quarter 2026 Results:

o	Second quarter revenue of $1.3 million, an increase of 127% compared to $0.6 million in the second quarter of 2025.

o	Second quarter gross profit of $0.8 million, an increase of 232% compared to $0.2 million in the second quarter of 2025.

o	Gross margin of 64%, a twenty-one percentage point improvement from 43% in the second quarter of 2025.

o	Cash and cash equivalents of $1.7 million as of June 30, 2026, compared to $3.8 million as of December 31, 2025.

o	Net loss of $4.1 million, or $12.35 per share, in the second quarter of 2026, compared to a net loss of $2.8 million, or $12.76 per share, in the second quarter of 2025.

Subsequent Updates

●	On July 1, 2026, closed a best efforts public offering of common stock (or pre-funded warrants) and common stock purchase warrants for aggregate gross proceeds of $4.2 million, with net proceedsexpected to be used for partial repayment of convertible notes, commercial expansion, clinical research, and general corporate purposes.

●	On July 2, 2026, the Company announced it received U.S. Food and Drug Administration 510(k) clearance for the Catamaran® SI Joint Fusion System. The updated clearance incorporates various instrument upgrades, as well as the reclassification of certain instruments from disposable to reusable status, which is expected to improve system performance while reducing ongoing per-procedure costs previously associated with disposable instrumentation.

●	In July 2026, the Company recorded its highest monthly surgical case volume to date, following a 98% increase in physician and distributor training events in the first half of 2026 compared to the second half of 2025.

●	On August 10, 2026, the Company effected a 1-for-35 reverse stock split of its common stock. The Company is currently working to regain compliance with Nasdaq listing requirements, including the minimum bid price rule.

"Revenue of $1.3 million and gross profit of $0.8 million were each the highest we have reported in a second quarter, and the 64% gross margin demonstrates that the cost structure we’ve implemented is delivering as designed. Case volume grew across both the Catamaran® and SImmetry®+ platforms, and each incremental procedure is now carrying meaningfully more profit," said Steven M. Foster, President and CEO of Tenon Medical, Inc.

"Along with record case volume, July added two more building blocks. The 510(k) clearance for our updated Catamaran® System moves several instruments from disposable to reusable, which we expect will take recurring cost out of cases we perform going forward, and the $4.2 million offering we closed on July 1 lets us reduce our convertible note balance while supporting our near-term commercial build-out and clinical program. Our focus through the balance of 2026 is straightforward: accelerating our development and product launch strategies, expanding training activities, and maintaining discipline on spend."

Second Quarter 2026 Financial Results

Revenue was $1.3 million in the second quarter of 2026, an increase of 127% compared to $0.6 million in the same period of 2025. Revenue for the six months ended June 30, 2026 was $2.7 million, an increase of 106% compared to $1.3 million in the six months ended June 30, 2025. The increase in revenue for the three months ended June 30, 2026 as compared to 2025 was primarily due to a significant increase in the number of surgical procedures, including the addition of revenue related to the SImmetry®+ System.

Gross profit was $0.8 million, or 64% of revenue, in the second quarter of 2026, compared to $0.2 million, or 43% of revenue, in the second quarter of 2025. For the six months ended June 30, 2026, gross profit was $1.8 million, or 66% of revenue, compared to $0.6 million, or 44% of revenue, for the six months ended June 30, 2025. The twenty-one point gross margin improvement in the three months ended June 30, 2026 was primarily driven by higher revenue and lower fixed costs in the period, driving further absorption of production overhead costs within cost of goods sold.

Operating expenses totaled $4.2 million in the second quarter of 2026, compared to $3.1 million in the second quarter of 2025. For the six months ended June 30, 2026, operating expenses totaled $8.4 million, compared to $7.1 million in the prior year period. The increase in the three months ended June 30, 2026 was primarily due to higher sales expenses associated with higher revenue, the expanded commercial team and ongoing rollout of the SImmetry®+ System, in addition to higher research and development expenses as we continue to work towards future product additions.

Net loss was $4.1 million, or $12.35 per share, in the second quarter of 2026, compared to a net loss of $2.8 million, or $12.76 per share, in the second quarter of 2025. For the six months ended June 30, 2026, net loss was $7.5 million, or $23.16 per share, compared to a net loss of $6.4 million, or $39.91 per share, in the same year ago period. The year-over-year increase in the three months ended June 30, 2026 was largely driven below the line by non-cash interest expense of $0.9 million, which includes amortization of the original issue discount related to our convertible notes, partially offset by higher other income of $0.1 million, related to gains on the change in fair value of our derivative liability.

As of June 30, 2026, cash and cash equivalents totaled $1.7 million, compared to $3.8 million at December 31, 2025. Subsequent to quarter end in July 2026, Tenon closed a public offering with gross proceeds of $4.2 million, with net proceeds of approximately $3.6 million. The Company intends to use the net proceeds for partial repayment of outstanding convertible notes, commercial expansion, clinical research, product development, and general corporate purposes.

The Company’s $5.2 million convertible notes mature on September 11, 2026 (extendable to December 11, 2026). A portion of the July 2026 offering proceeds will be used toward partial repayment; there can be no assurance the Company will repay or refinance these obligations in full.

Second Quarter 2026 Earnings Conference Call

Management will host a conference call at 4:30 p.m. ET (1:30 p.m. PT) today, August 13, 2026, to discuss Tenon's second quarter 2026 financial results, provide a corporate update, and conclude with Q&A with the Company’s covering analyst. To participate, please use the following information:

Date:	Thursday, August 13, 2026
Time:	4:30 p.m. Eastern time
Dial-in:	1-877-407-0792
International Dial-in:	1-201-689-8263
Webcast:	TNON Conference Call

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

An audio playback of the call will be available through August 27, 2026, on Tenon’s Investor Relations website at http://ir.tenonmed.com/ or via telephone replay by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The access code will be 13761819.

About Tenon Medical, Inc.

Tenon Medical, Inc. is a medical device company dedicated to transforming care for patients with certain sacro-pelvic disorders. Tenon was incorporated in the State of Delaware in 2012 and currently offers two systems to treat a diseased sacroiliac joint (the "SI Joint"). The Company has developed The Catamaran® SI Joint Fusion System that offers a novel, less invasive approach to the SI Joint using a single, robust titanium implant. In August 2025, the Company acquired substantially all the assets of SiVantage, Inc. and SIMPL Medical, LLC, including the SImmetry+® SI Joint Fusion System, which treats disorders of the SI Joint through a minimally invasive lateral access solution that incorporates well-established orthopedic fusion principles. Since the national launch of The Catamaran System in October 2022, Tenon is focused on three commercial opportunities: 1) primary SI Joint procedures, 2) revision procedures of failed SI Joint implants and 3) SI-Joint fusion adjunct to a spine fusion construct.

For more information, please visit www.tenonmed.com. Information on the Company's website does not constitute a part of and is not incorporated by reference into this press release.

The Tenon Medical logo shown above, and Catamaran®, PiSIF®, CAT PiSIF®, ETAD®, Posterior Inferior Sacroiliac Fusion®, CAT SIJ Fusion System®, Catamaran SIJ Fusion System®, Catamaran Inferior Posterior Fusion System®, Catamaran Transfixation Fusion System®, Catamaran Transfixation Fusion Device®, SImmetry® are registered trademarks of Tenon Medical, Inc. MAINSAILTM, and SImmetry+ are also trademarks of Tenon Medical, Inc.

Safe Harbor

This press release contains "forward-looking statements," which are statements related to events, results, activities or developments that Tenon expects, believes or anticipates will or may occur in the future. Forward-looking statements often contain words such as "intends," "estimates," "anticipates," "hopes," "projects," "plans," "expects," "seek," "believes," "see," "should," "will," "would," "target," and similar expressions and the negative versions thereof. These forward-looking statements include, but are not limited to, statements regarding the anticipated use of proceeds from the July 2026 offering, the Company’s ability to continue as a going concern, the Company’s ability to regain and maintain compliance with Nasdaq listing requirements; its plans to raise additional capital on acceptable terms or at all, the expected benefits of the updated Catamaran SI Joint Fusion System, future product development, commercial expansion plans, cost structure improvements, and anticipated case volume growth. Such statements are based on Tenon's experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances, and speak only as of the date made. Forward-looking statements are inherently uncertain and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors. For details on the uncertainties that may cause Tenon's actual results to be materially different than those expressed in any forward-looking statements, please review Tenon's Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and updated from time to time in our Form 10-Q filings and in our other public filings on file with the SEC at www.sec.gov, particularly the information contained in the section entitled "Risk Factors." We undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise unless required by law.

IR Contact:

Shannon Devine

203-741-8811

MZ North America

tenon@mzgroup.us

Tenon Medical, Inc.

Condensed Balance Sheets (Unaudited)

(In thousands, except share data)

	June 30,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$1,677	$3,756
Accounts receivable, net	1,947	1,698
Inventory	783	1,054
Prepaid expenses and other current assets	400	260
Total current assets	4,807	6,768
Property and equipment, net	771	918
Deposits	51	51
Operating lease right-of-use asset	1,431	131
Intangible assets, net	455	485
Goodwill	2,407	2,407
TOTAL ASSETS	$9,922	$10,760

Liabilities and Stockholders’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$628	$845
Accrued expenses	1,952	1,637
Current portion of accrued commissions	674	590
Current portion of operating lease liability	215	141
Current portion of contingent consideration	29	—
Convertible notes	4,332	—
Derivative liability	475	—
Total current liabilities	8,305	3,213
Accrued commissions, net of current portion	1,250	1,514
Operating lease liability, net of current portion	1,131	—
Contingent consideration, net of current portion	979	993
Total liabilities	11,665	5,720
Stockholders’ (deficit) equity:
Series A convertible preferred stock, $0.001 par value; 4,500,000 shares authorized at June 30, 2026 and December 31, 2025; 204,159 shares issued and outstanding at June 30, 2026 and December 31, 2025	2,622	2,622
Series B convertible preferred stock, $0.001 par value; 491,222 shares authorized at June 30, 2026 and December 31, 2025; 86,454 shares issued and outstanding at June 30, 2026 and December 31, 2025	452	452
Common stock, $0.001 par value; 130,000,000 shares authorized at June 30, 2026 and December 31, 2025; 330,670 and 310,036 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital	84,011	83,268
Accumulated deficit	(88,828)	(81,302)
Total stockholders’ (deficit) equity	(1,743)	5,040
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$9,922	$10,760

Tenon Medical, Inc.

Condensed Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$1,279	$564	$2,658	$1,290
Cost of sales	465	319	899	722
Gross Profit	814	245	1,759	568

Operating Expenses
Research and development	768	503	1,430	1,194
Sales and marketing	1,869	1,119	3,727	2,766
General and administrative	1,531	1,480	3,236	3,142
Total Operating Expenses	4,168	3,102	8,393	7,102

Loss from Operations	(3,354)	(2,857)	(6,634)	(6,534)

Other Income (Expense)
Gain on investments	24	88	49	149
Interest expense	(852)	—	(1,028)	—
Other income	132	—	87	—
Total Other Income (Expense), net	(696)	88	(892)	149
Net Loss and Comprehensive Loss	$(4,050)	$(2,769)	$(7,526)	$(6,385)
Net Loss Per Share of Common Stock
Basic and diluted	$(12.35)	$(12.76)	$(23.16)	$(39.91)

Weighted-Average Shares of Common Stock Outstanding
Basic and diluted	328	217	325	160